Free Writing Prospectus

To Preliminary Prospectus dated March 14, 2012

Filed pursuant to Rule 433

Registration Statement No. 333-179839

Dated March 14, 2012

From Field to Factory

Rudy Schwab

Chief Procurement Officer

Rudy Schwab

Nationality Swiss

Current Position

Chief Procurement Officer (2006)

Previous Experience

Barry Callebaut – 8 yrs Danone – 3 yrs Kraft – 6 yrs

Various Int’l companies – 9 yrs

2

Disclaimer

DE International Holdings B.V. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. You should read the prospectus in that registration statement and other documents DE International Holdings B.V. has filed with the SEC for more complete information about DE International Holdings B.V. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www. sec.gov . Alternatively, you can obtain a copy of the prospectus by writing to DE International Holdings at: DE International Holdings, Attn: Investor Relations, Vleutensevaart 100, Utrecht, 3532 AD, . The Netherlands or by sending an email to coffeeteaco@saralee. com These materials do not constitute an offer to acquire securities or a prospectus within the meaning of the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht) . In connection with the admission to trading on NYSE Euronext in Amsterdam, a prospectus approved by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten or “AFM”) will be made generally available in The Netherlands. Any investor should make his investment decision solely on the basis of the information contained in the prospectus. When made generally available, copies of the AFM? approved prospectus may be obtained at no cost by writing to DE International Holdings at: DE International Holdings, Attn: Investor Relations, Vleutensevaart 100, Utrecht, 3532 AD, The Netherlands or by sending an email to coffeeteaco@saralee. com .

Some of the information presented herein contains forward ? looking statements. All statements other than statements of historical fact regarding our business, financial condition, results of operations and certain of our plans, objectives, assumptions, projections, expectations or beliefs with respect to these items and statements regarding other future events or prospects, are forward ? looking statements. These statements include, without limitation, those concerning: the anticipated costs and benefits of restructuring actions taken to prepare for the separation; our ability to complete the separation; the timetable for completion of the separation; the expected benefits of the separation; CoffeeCo’s ability to declare and pay the CoffeeCo Special Dividend; our access to credit markets; and the funding of pension plans. These statements may be preceded by terms such as “expects,” “anticipates,” “projects” or “believes. “ In addition, this presentation may include forward ? looking statements relating to our potential exposure to various types of market risks, such as commodity price risks, foreign exchange rate risks, interest rate risks and other risks related to financial assets and liabilities. We have based these forward ? looking statements on our management’s current view with respect to future events and financial performance. These forward ? looking statements are based on currently available competitive, financial and economic data, as well as management’s views and assumptions regarding future events, and are inherently uncertain. Although we believe that the estimates reflected in the forward ? looking statements are reasonable, such estimates may prove to be incorrect. By their nature, forward ? looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward ? looking statements. These factors include, among other things, those listed in the section of the prospectus entitled “Risk Factors. “ We urge you to read the sections of the prospectus entitled “Risk Factors,” “Operating and Financial Review,” “Industry Overview” and “Business” for a discussion of the factors that could affect our future performance and the industry in which we operate. Additionally, new risk factors can emerge from time to time, and it is not possible for us to predict all such risk factors. Given these risks and uncertainties, you should not place undue reliance on forward ? looking statements as a prediction of actual results.

All forward ? looking statements included herein are based on information available to us on the date of this presentation. We undertake no obligation to update publicly or revise any forward ? looking statement in this presentation, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent written and oral forward ? looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout the prospectus.

3

Coffee is Grown Around the Equator

4

There are Two Bean Varieties

Arabica

Washed

Full character, fine aroma and flavor

Unwashed

Mild flavor

Robusta

Strong character, somewhat bitter taste

5

Arabica and Robusta Producing Countries

Arabica & Arabica Robusta Robusta

6

Brazil is the Largest Producer in the World

Arabica Robusta

Others Others

Brazil Vietnam 23% India 13% 7% 45% 39% Mexico 5% 13% 5% Honduras 5% 7% 10% Indonesia Peru 28% Ethiopia Colombia Brazil

Source: Company data

7

Altitude is a Key Quality Driver

1800 m

Strictly high? grown coffees

?Washed Arabicas

1300 m

High grown coffees

?Mainly Arabicas (washed and unwashed)

800 m

Lowland coffees

?Robustas

?Unwashed Arabicas

8

Other Factors Influencing Quality

Climate, rainfalls, drought Soil composition Topography

Nature driven

Harvesting Processing Storage

Human care

9

Coffee is a Tree Crop

Planting methods and farm structures differ from region to region

Sprouting coffee seed

3? 4 years to get the first fruits

Freshly planted coffee trees

7	years to get to full potential
2	year old coffee trees

10

Coffee Farming is a Delicate Process

Coffee blossom

Coffee is a sensitive crop requiring constant attention

Regular cherry ripening and bean development is key for high? quality coffees

Unripe beans

Ripe beans

One complete crop cycle lasts 8? 9 months

11

Harvesting

Manual

Selective picking required to ensure regular quality

Mechanical

Only possible on flat lands

13

Second Most Traded Commodity

Annual crop approx. 8 ? 9 mln tons

Futures market volumes up to 20 times larger NY ICE most important Futures coffee exchange Increasingly seen as an asset class

14

Quality Drives Price Differences

Low

High

Basis: New York 200 $ cts/lb

80

150

150

210

190

270

270

320

Low Grade Arabicas Unwashed Arabicas Washed Arabicas Premium / Organic / Robustas Certified

Source: Company data

15

Prices are Not Only Supply and Demand Driven

Supply & demand Weather Funds & speculators Macro economics Currencies Government regulations

16

Different Factors Have Driven Price Volatility

$ cts/lb 400 350 300 250 200 150 100 50 0

Frost

Drought

Frost

Panic buying

Macroeconomics

1975 1980 1985 1990 1995 2000 2005 2010

Source: NY ICE

17

Procurement

We are the Third Largest Roaster in the World

Volume (in bags of 60 kg)

12? 15 mln

~7 mln

2? 5 mln

Companies

Nestlé Kraft

Aldi Lavazza Segafredo Smuckers Starbucks Strauss Tchibo

Source: Company data and estimates

19

Our Mix is Defined by Local Taste Patterns

Green Coffee Usage Europe Green Coffee Usage Brazil

(Total: ~4 mln bags) (Total: ~3 mln bags)

Washed Unwashed

Robustas

arabicas arabicas

30%

33%

38%

70%

29%

Robustas

Unwashed

arabicas

Source: Company data

20

Two Buying Centers

Switzerland: Europe/Asia/Pacific

Brazil: domestic + export to EU

75 FTE

Activities:

Buying Quality assurance Blending Supply chain Risk management

21

Buying Combines Discipline and Intuition

‘Free on Board’, afloat or spot (no farming) Physical and Futures contracts Up to 12 months forward buying Reliable counterparties

22

We can Procure any Coffee we Want

Direct contacts with farms and cooperatives

Access to specialty coffees, e.g.:

Weekly auction in Mombasa Finca coffees from Nicaragua

Multiple field trips and farm visits of our Zug buyers

23

Stringent Quality Control Along the Supply Chain

Four? fold quality control of green coffee:

Prior to purchase At port of departure At port of arrival At factory

Quality control:

Visual Food Safety Taste

24

Constant Focus On Risk Mitigation

Integrated green coffee value chain management

Connected team of experts Short decision ? making lines

Financial risk policy

Closely linked to retail pricing Commodity and currency exposure

Hedging tools in place

25

Committed to Sustainable Sourcing

14% sustainable certified coffee sourced in 2011 Commitment to achieve 20% by 2015

UTZ CERTIFIED stands for:

Broad scope (People, Planet, Profit) Transparant chain of custody Good fit with the business

26

Summary

From field to factory is…

Complex

Nature driven Price volatile

Requires multiple skills and discipline Impacts on quality and yield Needs appropriate risk management

Our answer is…

Business intelligence Connected team PASSION

27

From Factory to Cup

Jos Sluys

VP Research & Development

Jos Sluys

Nationality

Dutch

Current Position

VP Research & Development (2007)

Previous Experience

Sara Lee – 4 yrs

Akzo Nobel – 7 yrs

TNO – 5 yrs

2

There are Many ‘Best Cups Of Coffee’

4

Most Consumers only Know How Strong they Want their Coffee

Light Mild

Medium Regular

Dark Strong

5

Coffee is More Complex than Wine

Wine 16 key aroma groups

Coffee >50 key aroma groups

6

Consumers are Using all their Senses to Appreciate their Coffee

Crema

Aroma

Mouthfeel

Intensity

Light Mild

Medium Regular

Dark Strong

Acidity

Appearance

Color

Bitterness

7

We use Preference Mapping to Understand Consumer Liking

Unique in? house developed tool and database

8

How Preference Mapping Works

Each time, 300 consumers evaluate up to 20 different coffees

Do you like it? Why?

Offer a panel of taste experts the same set of coffee

Describe the coffee in 28 characteristics

Link consumers’ preferences to coffee characteristics using multidimensional modeling

Create consumer clusters with similar taste preferences

9

Preference Mapping is Complex and Difficult to Replicate

Test “extreme” products to explore the full range of taste

Match the product to both category and brewing method

Interpretation of the data, consumer context and coffee characteristics

10

We Identified Five Consumer Clusters

Aromatic Fresh

Delicate Smooth

Balanced Round

Full bodied Sophisticated

Powerful

Intense

11

Same Clusters in Each Country, Only Size Varies

Full bodied Sophisticated

Powerful Intense

Balanced Round

Delicate Smooth

Aromatic Fresh

NL

15% 25% 25%

20%

15%

D

25% 10% 25%

30%

10%

F

40% 20% 20%

0%

20%

12

Preference Mapping Provides Huge Advantages

Target innovations

Improve current products Optimize costs Enable consumer taste navigation

13

Making Many “Best Cups of Coffee” Requires …

SCIENCE

ART

CRAFTSMANSHIP

14

The Coffee Manufacturing Process

Selecting Blending Roasting Grinding Packing

15

Blending to Magnify the Strengths of the Individual Components

Ensures consistent in? cup quality balancing raw material variety

Orchestrates the sensorial experiences

The defining factor for truly excellent coffee

Roasting to Create Aroma and Taste

Water evaporates

Aroma and color develop

Swelling of the bean

Abrupt cooling to avoid over? roasting

17

We Have the Science, Art and

… Craftsmanship to

Make a “Kilimanjaro” coffee without using Kilimanjaro beans

Make consistently great tasting coffee despite what mother nature provides

Translate consumer preferences into targeted innovations and marketing efforts

Give consumers a new language to explore coffee

18

We Have Master Blenders

Who are they?

13 Master Blenders (10 for Coffee, 3 for Tea) 400 yrs of combined experience 1,000,000 cups of coffee cupped each Mentor future Master Blenders

Why are they important?

Exceptional sensorial skills

Can assess the qualities of the green beans Orchestrate 80 different blends from 30 components

19

We Have Highly Skilled Master Blenders

Why this is important to consumers?

Introduce new coffee experiences consumers will love Enjoy their favorite cup of coffee all year round

Why are they important to our future?

Drive the design and innovation of new products Work with an increasing pace of scientific advances Ensure consistency of our core brands

20

The Buzz on Coffee

Pascal Mignolet Director Mkt Intelligence

Ingrid Baron CMO

Pascal Mignolet

Nationality Belgian

Current Position

Director Mkt Intelligence (2006)

Previous Experience

Orange/France Telecom – 7 yrs Ipsos – 10 yrs

2

3,500,000,000 cups consumed per day

4

1,000,000,000 cups per day in DE Master Blenders’ footprint

5

Three Main Types of Coffee

Roast & Ground

Instant

Single Serve

6

History: Roast and Ground

Modern coffee was invented by the Turks (1450)

Beans were roast and ground and then boiled with sugar in an “Ibrik”

Coffee spread over Europe after the defeat of the Turkish army at Vienna (1683)

7

History: Roast and Ground

Several European innovations aimed at better separating the grinds from the beverage

Paper filter was invented in 1912 Spread quickly in most coffee markets:

Cheap Effective Convenient

8

History: Instant

Invented in its current form in 1938

Spread with the armies during/after WW II

Adopted as main coffee system in traditional tea drinking countries

Same brewing system as tea Quick Intuitive dosing

History: Instant

In most communist countries, R&G coffee was scarce in quantity and poor in quality Instant coffee was only available in “dollar shops” After 1989, conversion to instant coffee

Modern

Upgrade in quality No equipment needed

Affordable luxury in Eastern Europe

History: Single Serve

Growing popularity since 2000

Perfect fit with modern lifestyles and socio-demographic trends

Convenience Customization Design

Coffee Types Differ Strongly by Geography

North America & Western Europe

N.A. 68% 9% 23%

W.E. % %

44% 24 32

Latin America

2%

66% 32%

R&G Instant Pods

Eastern Europe

% 1%

33% 64

Asia

% 2%

28% 70

Retail value shares. Source: Euromonitor, Nielsen, company estimates

Key Elements Driving Coffee Consumption

History Habits Brewing method Purchasing power Climate

Coffee Consumption Differs Widely by Country

Daily cups per consumer

Source: Company analysis based on U&A, Euromonitor, ABIC and company estimates

8.3

7.0

6.2

5.2

5.0

4.5

4.1 4.0

3.9

3.8 3.6

3.3 3.3

3.1

2.8 2.7

2.6 2.5 2.5

Finland Norway Sweden Denmark Belgium Netherlands Germany Kingdom France Brazil Italy Greece Australia Poland Hungary Republic Russia Spain Portugal United Czech

Some Extremes Explained

Finland:

High purchasing power Cold climate Drip filter

Spain:

High purchasing power Mediterranean climate Napolitana

Russia:

Low purchasing power Continental climate Instant coffee

8.3 cups per capita per day

2.5 cups per capita per day

2.6 cups per capita per day

Source: Company analysis based on U&A, Euromonitor, ABIC and company estimates

Several Motivations to Drink Coffee

Energy

Relax

Social Ritual

With Meal

Routine

Treat

Motives Differ by Time of Day

Energy

55

Breakfast

Energy Meal Relax Treat

38

32

39

33

Morning

Lunch

Afternoon

Evening

(1): % of cups

Source: Company Usage & Attitude survey program, Synovate 2009/2011, average across countries

17

Coffee is Not Only About Drinking Coffee

Main source of Coffee Enjoyment (1)

Others

Drinking

37%

9%

29%

Brewing

25%

Serving / sharing

(1)	% of coffee consumers, 12 country average

Source: Company Usage & Attitude survey program, Synovate 2009/2011

18

Coffee Consumption Differs by Age

Daily coffee consumption in cups many

none

10 12 12 14 16 18 20 24 26 28

age

51 53 55 57 59 61 63 65 67 69 71 73 75

Source: Company Usage & Attitude survey program, Synovate 2009/2011

19

Milk and Sugar Play an Important Role in Drinking Coffee

Tempering the intrinsic acidity (milk) and bitterness (sugar) of coffee

In instant countries also used to cool down boiling hot coffee

20

Milk Usage Varies by Country

% of coffee drank with milk

Australia

83

UK

83

Spain

68

Germany

65

Hungary

60

Czech R.

54

Poland

52

Belgium

50

Netherlands

47

Russia

45

Denmark

34

France

21

Source: Company Usage & Attitude survey program, Synovate 2009/2011

21

Sugar Usage Varies by Country

% of coffee drank with sugar

Spain

86

Russia

83

Hungary

80

Poland

73

Australia

67

France

62

Czech R.

60

UK

57

Netherlands

45

Germany

39

Belgium

39

Denmark

17

Source: Company Usage & Attitude survey program, Synovate 2009/2011

22

Young Consumers are more Likely to Drink Milk? Based Coffees

% of consumers that like milk? based coffee beverages (Cappuccino, Latte, etc.)

44

18? 29 years

33

30? 54 years

23

55+ years

Source: Company Usage & Attitude survey program, Synovate 2009/2011

23

Conclusions

Big global category with important local variations

Instant and R&G are both ‘best cups of coffee’

Ideal cup of coffee varies with moment of day and mood

Milk is an important part of the coffee experience

24

Rebirth: Renovations

Michiel Herkemij CEO

Ingrid Baron CMO

Ingrid Baron

Nationality Canadian

Current Position CMO (2011)

Previous Experience IDEO – 11 yrs Electrolux – 6 yrs

2

The Roast & Ground Market

Roast & Ground: A Large and Stable Market

Global R&G retail sales (in € bn)

CAGR +6.0%

Global R&G retail volumes (in mln ton)

CAGR +1.4%

Source: Euromonitor

5

Western Europe is the Largest Roast & Ground Market

Global R&G retail sales by region (in %, 2011)

Eastern Europe

Asia

Latin America

Western Europe

North America

10%

14%

20%

22%

34%

Source: Euromonitor

6

Multiple Global Competitors, Large and Small

Global R&G retail sales by company (in %)

Other

61%

11%

7%

5%

4% 4% 3%

3% 2%

Tchibo Lavazza Smuckers Melitta

Starbucks

Source: Euromonitor and Company estimates retail value

7

Western Europe Slightly More Concentrated

Western European R&G retail sales by company (in %)

Other

46%

19%

9%

8%

7%

4%

4%

3%

Nestlé

Tchibo

Melitta

Dallmayr

Source: Euromonitor and Company estimates retail value

8

Our Roast & Ground Business

Roast & Ground Today

Company heritage

€ 1.2 bn business 55% of retail business Present in all DE countries

10

Sales Development in Line With Market

Retail sales growth Roast & Ground (1)

(1)	Indexed FY08 = 100, retail sales Source: Company information

11

Powerful Brands

Netherlands Spain France France Denmark Brazil Belgium

12

Strong Positions in Key Countries

Country Our share Our position Netherlands 60% #1 Belgium 52% #1 Hungary 35% #1 Denmark 31% #1 Brazil 22% #1 Spain 20% #2 France 15% #3 Poland 18% #4

Source: Nielsen value sales CY11. Roast & Ground, excluding Single Serve and Instant

13

High Levels of Brand Awareness/Consideration

Source: Company data

14

Pace of Innovation has been Modest

Company focus has been on Single Serve Only incremental changes made Limited support of re? launches Historically, lower sense of urgency

15

Reawaken Roast & Ground

Strategic Mission:

Revitalize the Roast & Ground Offer

In 24 months, no sku will be unturned

Broader product range New premium offerings New packaging concepts

Engage new

and existing consumers

Key Strategic Guidelines

Optimization

Segmentation

Differentiation

Premiumization

Optimization:

Serve Different Price Points

Early Example

250g

200g

Same size impression

Same number of cups per pack Optimized blend thru grinding Lower cash outlay

(€ 1.99 vs € 2.49)

Optimization: Innovate to Meet Consumer Needs

Desired improvements of R&G consumers (in % of respondents)

More easy opening Better taste Easier dosing Better aroma when brewing Better freshness protection

27%

19%

18%

13%

12%

Source: Usage & Attitude survey program, Synovate 2009/2011

Segmentation:

Address Consumer Taste Preferences

Extend the range to fully cover preference clusters

Segmentation:

Direct Consumers to Taste Experiences

New package iconography:

Differentiation: Bring Excitement to Shelf and Palate

Marketing concepts to bring distinction and flair to renewed brand offers

Flavor extensions

Geographic and ‘vintage’ Dessert Flavors Special Blends Seasonals

Packaging

Simple Elegant Create shelf excitement

Premiumization

Bringing offer into premium arena requires brand proximity to the committed coffee culture:

Quality: Leverage freshness, roasting expertise, bean quality

Intimacy: Authentic, small batch, artisanal qualities keep the brand close

Lifestyle Fit: Amplify brand experience with personalized offerings, suiting style and attitude of target

Holistic Connection: Bind brand to consumer through social connection and social responsibility

Springtime for Capsules

Single Serve is the Fastest Growing Segment in Coffee

Estimated world Single Serve sales (in € bn)

5.4

CAGR +30%

1.6

2006 2011

Estimated world Single Serve volumes (in mln ton)

191

CAGR +25%

64

2006 2011

Source: Company analysis based on Euromonitor, Nielsen and company estimates

Four Large Global Players

Estimated company shares global Single Serve market (in %)

Others Private Label 3% 8% 6%

9%

50%

24%

Source: Company analysis based on Euromonitor, Nielsen and company estimates

Portioned Espresso Represents 44% of the Single Serve Market

Global Single Serve market by segment (in %)

Long Single 56% Serve

Portioned 44% Espresso

Source: Company estimates

Our Capsule

Our Capsule Business

Launched in 2010

Proprietary capsule technology

Approx. €100 mln business in 1.5 years

Usable in Nespresso® machines

Proprietary Technology

Patented Developed in house Distinctive capsule

Transparent Optimal aroma release

IP landscaping main enabler

Launched in Four Countries

April 2011 May 2011

April 2010

April 2011

We Have Successfully Extended Our Range

One of Our Most Successful Launches

Full? Blown Outdoor and Press Campaign

Full? Blown Outdoor and Press Campaign

Supported by 360°Online Campaign

Large? Scale In Store Execution

Impressive Sales Growth

Capsules sales by semester (in € mln)

Source: Company data

Success Across Geographies

Quarterly sales since launch

Spain

France

Netherlands

Belgium

Source: Company data

Capsules: The Next Phase

Enhance ownability

Elevate offer

Further improve product quality More distinctive packaging

Maintain excitement through new varieties and blends

Roll? out to selected geographies

Notes

Notes

Notes